Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Completes Acquisition of WhereNet Corp.

Vernon Hills, IL, January 26, 2007—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that it has completed the acquisition of WhereNet Corp., a leading global provider of active radio frequency identification (RFID) based wireless solutions to track and manage enterprise assets. As previously announced on January 11, 2007, Zebra agreed to acquire all of the shares of WhereNet for $126 million in cash.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than 5 million printers, including passive RFID printer/encoders, wireless mobile solutions, and active RFID systems, as well as ZebraDesigner label formatting software, ZebraLink connectivity solutions, Genuine Zebra supplies and ZebraCare services and support. Information about Zebra bar code, card and RFID products can be found at http://www.zebra.com.

Inquiries:

For information about Zebra Technologies, contact:

Investors:

Douglas A. Fox, 847-793-6735

Media:

Cindy Lieberman, 847-793-5518